Exhibit 10.4

AMENDMENT TO
LTIP UNIT AWARD AGREEMENT

This Amendment to LTIP Unit Award Agreement (this “Amendment”) is made and entered into as of July 28, 2011, by and among Gramercy Capital Corp., a Maryland corporation (the “Company”), GKK Capital LP, a Delaware limited partnership (the “Partnership”) and Timothy J. O’Connor (the “Grantee”).

WHEREAS, the Company, the Partnership and the Grantee are parties to an LTIP Unit Award Agreement, dated as of November 13, 2008 (the “Agreement”) under the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”);

WHEREAS, the parties hereto desire to amend the Agreement to amend the vesting terms with respect to the Restricted Units granted thereunder; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.           Section 2 of the Agreement is hereby amended by deleting such Section in its entirely and substituting the following therefor:

“2.           Restrictions and Conditions.  The Restricted Units shall be subject to the following restrictions and conditions:

(a)           The period of forfeiture with respect to the Restricted Units (the “Restriction Period”) shall begin on the Grant Date and shall end as follows: (i) with respect to 50 percent of the Restricted Units, on the date on which a settlement agreement relating to the Gramercy Realty Loan Documents that has been approved by the Board (the “Settlement Agreement”) is entered into by all parties thereto, and (ii) with respect to the remaining 50 percent of the Restricted Units, June 30, 2012 (the “Final Vesting Date”).  Each date that all or any portion of the Restricted Units shall vest hereunder shall be referred to as a “Vesting Date.”  The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of during the Restriction Period.

(b)           If the Grantee shall cease to be an officer of the Company prior to the Final Vesting Date due to (i) a termination without Cause (as defined in the Employment Agreement) under the Employment Agreement, (ii) a resignation by the Grantee with Good Reason (as defined in the Employment Agreement) under the Employment Agreement or (iii) the death or Disability of the Grantee, then the Restriction Period with respect to any then unvested Restricted Units shall lapse, and such Restricted Units shall be deemed to be vested on such date that the Grantee ceases to be an officer.

(c)           If a Change-in-Control (as defined below) occurs on or prior to the Final Vesting Date, then the Restriction Period with respect to any then unvested Restricted Units shall lapse, and such Restricted Units shall be deemed to be vested on the date of the Change-in-Control.”

2.           Section 3(a) of the Agreement is hereby amended by deleting such Section in its entirely and substituting the following therefor:

“(a)           If at any time the Grantee shall cease to be an officer of the Company for any reason prior to the Final Vesting Date, then all Restricted Units with respect to which the Restriction Period has not lapsed (or shall not lapse pursuant to Sections 2(b) or (c)) shall automatically and immediately be forfeited by the Grantee.  Additionally, any Restricted Units with respect to which the Restriction Period does not lapse on or prior to the Final Vesting Date shall automatically and immediately be forfeited by the Grantee.  Notwithstanding the foregoing, if and to the extent that the Settlement Agreement has not been entered into prior to the Final Vesting Date, the Compensation Committee of the Board may determine, in its sole discretion, to accelerate the vesting of all or any portion of the Restricted Units described in section 2(a)(i) in recognition of the Grantee’s efforts towards obtaining a settlement relating to the Gramercy Realty Loan Documents or otherwise.”

3.           Section 5 of the Agreement is hereby amended by deleting the second sentence thereof and substituting the following therefor:

“5.           Distributions.  The holder of the Restricted Units shall be entitled to receive distributions with respect to such Restricted Units to the extent provided for in the Partnership Agreement.  The Distribution Participation Date (as defined in the Partnership Agreement) with respect to any Restricted Units shall be the Vesting Date with respect to such Restricted Units.”

4.           Section 8 of the Agreement is hereby amended to add the following new definition of “Gramercy Realty Loan Documents” in alphabetical order to such Section:

“‘Gramercy Realty Loan Documents’ means, collectively, (i) the Loan Agreement, dated as of April 1, 2008, by and among Goldman Sachs Mortgage Company (“Goldman”), Citicorp North America, Inc. (“Citi”), SL Green Realty Corp. (“SLG”) and certain indirect subsidiaries of the Company, as amended, (ii) the Amended and Restated Senior Mezzanine Loan Agreement, effective as of August 22, 2008, by and among Goldman, Citi and certain indirect subsidiaries of the Company, as amended, (iii) the Junior Mezzanine Loan Agreement effective as of August 22, 2008, by and among Goldman, Citi, SLG and GKK Stars Junior Mezz 2, LLC, as amended, and (iv) all other documents evidencing, securing or otherwise relating to the loans made pursuant to the agreements set forth in clauses (i) – (iii) above, including any guaranties issued in connection thereto.”

5.           All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

6.           The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of New York.

7.           This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer

GKK CAPITAL LP

By:	Gramercy Capital Corp., its general partner

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer

GRANTEE

/s/ Timothy J. O’Connor
Timothy J. O’Connor